KEY3MEDIA GROUP FAILS TO MAKE INTEREST PAYMENT ON
SENIOR SUBORDINATED NOTES

               LOS ANGELES, CA, December 16, 2002 – Key3Media Group, Inc. (OTCBB: KMED), the world’s leading producer of information technology tradeshows and conferences, confirmed that it did not pay the semi-annual interest payment due today on its 11.25% senior subordinated notes due 2011. The Company has a 30-day cure period before this non-payment can be declared an event of default under the notes; however, there is a substantial risk that the Company will be unable to make the payment during this period. If the non-payment is not cured within this 30-day period it would also constitute an event of default under the Company’s senior bank revolving credit facility. The Company is in discussions with certain of its creditors regarding these matters.

Certain matters discussed in this release are “forward-looking statements,” including statements about Key3Media’s future results, plans and goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these statements by looking for words like “will”, “may”, “believes”, “expects”, “anticipates”, “plans” and “estimates” and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Key3Media’s actual results to differ materially from those expressed or implied in this release. These include, but are not limited to, economic conditions generally and in the information technology industry in particular; the timing of Key3Media’s events and their popularity with exhibitors, sponsors and attendees; technological changes and developments; intellectual property rights; competition; capital expenditures; and factors impacting Key3Media’s international operations. In addition, the IT industry has experienced a significant downturn since the middle of 2001 and the terrorist attacks on September 11, 2001 have adversely affected the economy generally and significantly decreased air travel in particular. Finally, significant new developments with respect to the Company are described in this press release under the heading “Recent Developments”. All of these factors and developments have and will continue to adversely affect participation and attendance at Key3Media’s events, although the Company is not able to quantify or reliably estimate the future impact that these matters may have on its businesses, results of operations or financial condition. The sections entitled “Item 1. Business — Certain Factors That May Affect our Businesses” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended December 31, 2001 filed by Key3Media with the SEC contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Key3Media’s forward-looking statements and/or adversely affect its business, results of operations and financial position. These statements and discussions, as well as any others contained in Key3Media’s other SEC public filings, are incorporated herein by reference. Key3Media does not plan to update any forward-looking statements.